Exhibit 21.1

LIST OF SUBSIDIARIES

The Company has the following subsidiaries:

NAME		INCORPORATED
1.	OptimumBank	Florida
2.	OptimumHUD Loans, LLC d/b/a OptimumFunding, LLC	Florida
3.	OptimumFinance, LLC	Florida